EideBailly®

CPAs & BUSINESS ADVISORS

Consent of Independent Auditors

The consolidated financial statements of Dakota Real Estate Investment Trust as of December 31, 2023, 2022, and 2021, and for the years then ended, included in Legal Matters and Audit section of the Offering Circular included within an Offering Statement filed with the Securities and Exchange Commission pursuant to Regulation A and with one or more state securities regulatory authorities, have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein.

We consent to the inclusion in the Offering Circular of our report, dated March 17, 2024, on our audit of the consolidated financial statements of Dakota Real Estate Investment Trust.

Eide Bailly LLP

Fargo, North Dakota
July 26, 2024

4310 17th Ave. S. | P.O. Box 2545 | Fargo, ND 58108-2545 | T 701.239.8500 | F 701.239.8600 | EOE